Exhibit 99.1

SM&A Announces End of Go-Shop Period
with No Parties Designated as Excluded Parties

Newport Beach, CA — December 16, 2008 — SM&A (Nasdaq:WINS), the world’s foremost management consulting firm providing solutions to PURSUE, WIN and PERFORM on competitive procurement projects, today announced the expiration, at 11:59 p.m. (Los Angeles time) on December 15, 2008, of the “go-shop” period contemplated by the Agreement and Plan of Merger (the “merger agreement”), dated as of October 31, 2008, by and among SM&A, Project Victor Holdings, Inc. (“Parent”) and Project Victor Merger Sub, Inc., a wholly owned subsidiary of Parent. Parent is controlled by a private investment fund affiliated with Odyssey Investment Partners, LLC (“Odyssey”).
During the go-shop period, SM&A was permitted to, among other things, initiate, solicit and encourage, and to enter into and maintain discussions and negotiations with respect to, alternative acquisition proposals regarding SM&A. The go-shop process was conducted on SM&A’s behalf by its financial advisor, Wedbush Morgan Securities Inc. (“Wedbush Morgan”), under the direction of the special committee of SM&A’s Board of Directors.
During the go-shop period, Wedbush Morgan contacted potential strategic and financial buyers, but discussions with those parties did not lead to any party becoming excluded from the “no shop” restrictions under the terms of the merger agreement. The “no-shop” restrictions now prohibit SM&A from, among other things, encouraging or soliciting third-party proposals, or providing information and engaging in discussions with third parties, regarding alternative acquisition proposals. Until the merger agreement is approved by SM&A’s stockholders, however, SM&A may respond to certain unsolicited offers in accordance with the terms and conditions of the merger agreement to permit SM&A’s board of directors to comply with its fiduciary duties.
In view of the expiration of the go-shop period, and unless SM&A receives an unsolicited superior proposal prior to obtaining stockholder approval for the merger, SM&A intends to continue working with Odyssey to complete the merger in a timely manner. Consummation of the merger is subject to receipt of stockholder approval, as well as satisfaction of other closing conditions.
SM&A stockholders of record at the close of business on December 5, 2008 are entitled to notice of the special meeting and to vote upon the proposal. The special meeting is scheduled to be held at 4685 MacArthur Court, Suite 380, Newport Beach, California 92660 on Monday, December 29, 2008 at 9 a.m., local time.
SM&A’s Board of Directors unanimously approved this transaction and urges stockholders to vote "FOR” the approval and adoption of the merger agreement at the special meeting. The company encourages all stockholders to vote their shares promptly by phone, Internet, or by mailing their proxy card, and to contact MacKenzie Partners at 800/322-2885 or collect at 212/929-5500 if they have any questions or need any assistance in voting their shares.
About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PURSUE for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
Cautionary Statement
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. There can be no assurances that the proposed acquisition of SM&A as contemplated in the merger agreement will close in the timeframe contemplated by SM&A, or at all. Any number of factors could cause actual results to differ materially from expectations, including without limitation, the conditions to closing the acquisition as set forth in the merger agreement may not be satisfied on a timely basis, or at all; a shift in demand for SM&A’s Competition Management and Program Services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures aerospace and defense industries along with System Integration and Information Technology industries, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied in any forward-looking statement. SM&A does not undertake any duty to update forward-looking statement.

Contact:
SM&A:	SM&A:	Investor Contact:
James R. Eckstaedt	Katie Haddock	Lytham Partners, LLC
Chief Financial Officer	Dir. of Corp.	Joe Diaz, Robert Blum
(949) 975-1550	Communications	(602) 889-9700
(949) 975-1550

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